EXHIBIT 10.17

SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of May 1 2006 (“Effective Date”) is made by and between Medgenics, Inc. located at of 8000 Towers Crescent Drive, Suite 1300, Vienna, VA, 22182. USA

(the “Company”); and

Allen Nissenson, MD of Los Angeles, California USA (the “Advisor”).

The Company wishes to retain the Advisor as a member of the Company’s Scientific Advisory Board; and the Advisor desires to perform such consulting services. Accordingly, the parties agree as follows:

1.	Services.

a.
The Advisor will advise, consult for and on behalf of the Company's management, employees and agents, at reasonable times, as requested by the Company for the Services set forth on Exhibit 1 (the “Description of Services”).

b.
Advisor will participate in 3-4 SAB meetings per year by phone. Additionally, Consultation of up to 2 hours per month on average may be sought by the Company by telephone, written correspondence or in person at the Advisor’s office and will involve reviewing activities and developments in the Company’s field of activity.

2.
The Advisor’s compensation will comprise 20,000 options for common shares exercisable for 5 years at the restart round price ($1.516/share) These options shall vest over a 3 year period starting from the Effective Date of this Agreement however, vesting will be accelerated in case of a change of ownership. The Advisor will be paid $1,500 per day for in-person meetings. Reasonable expenses of the Advisor incurred at the request of the Company (including phone and other expenses incurred in the normal course of business on behalf of the Company and travel expenses incurred in connection with Company related business in accordance with the Company’s travel policy) will be reimbursed promptly by the Company, subject to customary verification and prior written approval. =

3.
Term. The term of this Agreement will begin on the Effective Date of this Agreement and will end on the third anniversary of this Agreement or upon earlier termination as provided below (the “Term”); provided that the Term may be renewed for successive one-year periods. This Agreement may be terminated at any time upon written notice by either party.

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4.	Confidentiality.

a.
The Advisor acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Advisor (“Confidential Information”) which is owned by the Company. The Advisor acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would likely result in serious harm to the Company.

b.	The Advisor agrees that the Confidential Information will be used by the Advisor only in connection with consulting activities hereunder, and will not be used for any other purpose.

c.
The Advisor agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Advisor agrees not to use the Confidential Information for any purposes other than explicitly permitted under this Agreement. The Advisor will treat all such information as confidential and proprietary property of the Company.

d.
The Advisor may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Advisor will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

5.	Intellectual Property

a.
The Advisor recognizes that the Company is engaged in a continuous program of research, development, and production respecting its business. The Company possesses or has rights to information that has been created, discovered, developed or otherwise become known to the Company (including information developed by, discovered by or created by Advisor which arises out of the consulting relationship with the Company) that has commercial value in its business (“Proprietary Information”). For example, Proprietary Information includes without limitation inventions (whether or not patentable), patent applications trade secrets, discoveries, experiments, research concepts ideas, techniques, methods, processes, testing procedures, formulas, compositions, data, know-how, computer programs, computer code, improvements in the foregoing, as well as names and expertise of employees, consultants, customers and prospects, and technical, business, financial, marketing customer and product development plans, forecasts, strategies and any other information relating to the Company’s business and/or fields of interest.

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b.
The Advisor understands that its advisory relationship creates a relationship of confidence and trust between Advisor and the Company with respect to any (i) Proprietary Information or (ii) confidential information applicable to the business of any customer of the Company or other entity with which the Company does business and that it learns in connection with the advisory relationship. At all times, both during the consulting relationship with the Company and after its termination, Advisor will keep in confidence and trust all such information, and Advisor will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing its duties to the Company. This obligation shall end whenever such information enters the public domain and is no longer confidential or proprietary,

c.	In addition, the Advisor hereby agrees:
i.
All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trade secrets and other proprietary rights in connection therewith. Advisor hereby assigns to the Company any rights it may have or acquire in such Proprietary Information, Advisor specifically agrees that the foregoing assignment shall include any and all rights it may have, had, acquire, or acquired in the Proprietary Information of Medgenics, Inc., and a Delaware corporation, if applicable. Additionally, Advisor agrees to perform all reasonable acts requested by the Company or its representatives to perfect and enforce such rights.

b.
All documents or other media, records apparatus, equipment and other physical property whether or not pertaining to Proprietary Information, furnished to the advisor by the Company or produced by Advisor or others in connection with the consulting relationship shall be and remain the sole property of the Company. Advisor shall return and deliver all such property of the Company immediately as and when requested by the Company. The advisor shall return and deliver all such property (including any copies thereof) upon request and, even without any request, upon termination of the consulting relationship.

c.	During the advisory relationship with the Company, the advisor will not engage in providing advisory services to other entities in the field of ex vivo genetic modification of autologous tissue.

d.
Advisor will promptly disclose to the Company all improvements, inventions. works of authorship, trade secrets, computer programs, designs, formulas, mask works, ideas, processes, techniques, know-how and data, whether or not patentable (“Inventions”) that relate to the subject matter of my advising and that are conceived, developed or learned by the Advisor, either alone or jointly with others, during the term of the advisory relationship.

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e.
During the term of the advising and for twelve (12) months thereafter, the Advisor will not solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.

f.
All inventions that Advisor conceives, develops or learns (in whole or in part, either alone or jointly with others) in connection with performance of its advising for the Company or that uses the Company’s Proprietary Information shall be the sole property of the Company and its assigns (and to the extent permitted by law shall be works made for hire).The Company and its assigns shall be the sole owner of all trade secret rights, patents, copyrights and other proprietary rights anywhere in the world in connection therewith, and Advisor hereby assigns to the Company any rights it may have or acquire in such Inventions. Advisor specifically agrees that the foregoing assignment shall include any and all rights, title and interest Advisor may have, had, acquired or acquire in Inventions made conceived, developed, acquired or first reduced to practice by Advisor (in whole or in part, either alone or jointly with others) while Advisor was rendering services to Medgenics, Inc. a Delaware corporation, if applicable.

g.
With regard to Inventions described in (f) above, Advisor will assist the Company or its assigns in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights on the Inventions in any and all countries, and to that end Advisor will execute all appropriate documents. This obligation shall continue beyond the termination of the consulting relationship, but the Company shall then compensate Advisor at a reasonable rate for time spent. If the Company is unable for any reason whatsoever to secure signature to any such document (including renewals, extensions, continuations, divisions or continuations in part), Advisor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and in my behalf and instead of Advisor, but only for the purpose of executing and filing such documents and doing all other lawful permitted acts to accomplish the foregoing with the same legal force and effect as if done by Advisor.

h.
As a matter or record Advisor attaches hereto (as Exhibit 2) a list of existing inventions or improvements relevant to the subject matter of the advisory relationship with the Company that have been made or conceived or first reduced to practice by Advisor alone, or jointly with others, prior to rendering services as an advisor to the Company that Advisor desires to remove from the operation of the Agreement, and Advisor covenants that such list is complete.

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i.
Advisor represents that execution of the Agreement, the advisory relationship with the Company and my performance of the Services will not violate any obligations it may have to any person or entity, including the obligation to keep confidential any proprietary information of that person or entity. Advisor has not entered into any agreement in conflict wit this Agreement or the advisory relationship with the Company. Advisor represents that it will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers, clients, or others

6.
Use of Name. It is understood that the name of the Advisor and Advisor’s affiliation with the Institution will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings; and in the ordinary course of the Company’s business.

7.
No Conflict; Valid and Binding.The Advisor represents that neither the execution of this Agreement nor the performance of the Advisor’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Advisor is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

8.
Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

In the case of the Company:

___________________________
___________________________
Office ______________________
Fax ________________________

Attention: Dr. Andrew L. Pearlman
Chief Executive Officer

With a copy to:
Pearl Cohen Zedek Latzer, LLP
1500 Broadway, 12th Floor
New York, NY 10036
Tel: 646-878-0804
Fax: 646-878-0801

Attention: Mark S. Cohen

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In the case of the Advisor:

___________________________
___________________________
___________________________

or to other such address as may have been designated by the Company or the Advisor by notice to the other given as provided herein.

9. Independent Contractor, Withholding. The Advisor will at all times be an independent contractor, and as such will not have authority to bind the Company. Advisor will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Advisor recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Advisor has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Advisor shall not enter into any agreements or incur any obligations on behalf of the Company.

10. Assignment. Due to the personal nature of the services to be rendered by the Advisor. the Advisor may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Advisor. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

11. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

12. Remedies. The Advisor acknowledges that the Company would have no adequate remedy at law to enforce. In the event of a violation by the Advisor of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

13. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the substantive laws of New York and under the exclusive jurisdiction of the New York courts.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Medgenics, Inc.		ADVISOR:

By:	/s/ Andrew L. Pearlman	By:	/s/ Allen R. Nissenson
Name:	Andrew L. Pearlman	Name:	Allen R. Nissenson

Title:	Chief Executive Officer	Title:	PROF. MD
9/12/06

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EXHIBIT 1
Description of Services

Advising the company including:

1)	Participating as a member of the Scientific Advisory Board

2)	Guiding the general scientific, business, laboratory, and medical direction of the company;

3)	Reviewing the goals and plans of the Company and developing strategies for achieving them;

4)	Identifying and developing relationships with potential strategic partners;

5)	Interacting with potential investors, stockholders, and strategic or corporate partners;

6)	Identifying and reviewing promising scientific developments and intellectual property; and

7)	Providing advice and guidance in the Company’s scientific research and product development activities.

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